Imprimis Pharmaceuticals Announces Fourth Quarter and Year-End 2015

Financial Results and Provides Business Update

San Diego, CA – March 23, 2016 — Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY), a pharmaceutical company focused on the development and commercialization of proprietary and customizable drug formulations, today reported financial results for the fourth quarter and year ended December 31, 2015, and will provide an update on recent business developments on a conference call this afternoon.

Key Fourth Quarter Financial Highlights and Recent Developments

Financial Highlights

●	Total revenues reported for the fourth quarter 2015 increased by over 500% between years to $3.5 million, from $0.55 million reported in the fourth quarter of 2014. Full year 2015 revenue totaled $9.72 million, an increase of 485% compared to $1.66 million reported for full year 2014.

●	Adjusted EBITDA for the fourth quarter of 2015 was $(2.97) million, or approximately $(0.31) per share of common stock.

●	In January 2016, the company amended its note purchase agreement with an affiliate of Life Sciences Alternative Funding, LLC and issued a $3 million convertible note in exchange for $3 million in gross proceeds.

●	In March 2016, we completed a public offering of common stock for a total of $12 million in gross proceeds, before deducting underwriting and other offering expenses.

Commercialization and Corporate Developments

●	Launched the Imprimis Cares program and introduced our customizable pyrimethamine and leucovorin formulation providing a significantly lower-cost therapeutic alternative to Daraprim®. Our customizable Daraprim alternative is now offered through Express Scripts, the largest pharmacy benefit manager in the U.S., and by many other hospitals and healthcare organizations. Since December 15, 2015, we have dispensed more than 7,300 doses, representing a savings to patients and healthcare providers of almost $5.5 million when compared to purchasing Daraprim.

●	Announced plans to introduce a new patent-pending tiopronin and potassium citrate delayed release compounded formulation as a lower-cost therapeutic alternative to the FDA-approved Thiola® for cystinuria patients. Tiopronin is the sole active pharmaceutical ingredient in Thiola and is on the FDA’s drug shortage list. Our plan is to continue to expand our Imprimis Cares formulary and introduce additional drug formulations for patient populations that may not have available alternatives to increasingly expensive FDA-approved medications. In this regard, we expect to continue to work with pharmacy benefit managers (PBMs), insurance companies, hospitals, and physicians to provide their beneficiaries access to affordable compounded medications.

●	Successfully secured discrete billing codes specific to our Imprimis Cares formulations in order to facilitate seamless transactions with payors.

●	Co-sponsored the “Analysis of the Economic Impacts of Dropless Cataract Therapy on Medicare, Medicaid, State Governments, and Patient Costs” economic study by Andrew Chang & Co, LLC that demonstrated our Dropless Therapy could provide savings to Medicare, Medicaid and patients of up to $13 billion, assuming a cost of $100 per Dropless Therapy dose.

●	Acquired the rights to new proprietary conscious sedation formulations for patients undergoing ophthalmic surgery and other surgical procedures. We plan to formally introduce this new formulation at the American Society of Cataract and Refractive Surgery Symposium in May 2016.

●	Acquired the assets and businesses of the once leading U.S. providers of compounded sinus medications and re-launched the business.

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We now own the rights to a library of 44 domestic and international patents or pending patent applications for drug formulations or related technologies. Additionally, we have 84 domestic and international issued or pending trademarks connected to and supportive of our commercial sales and marketing activities. We expect to continue to aggressively protect our ideas by filing additional patent applications and prosecuting those who violate our intellectual property rights.

ImprimisRx Pharmacy Operations

●	Continued construction of the company’s new 8,600 square foot facility in Roxbury, NJ, which is expected to be completed and registered with the U.S. Food and Drug Administration (FDA) as an outsourcing facility near the end of the second quarter 2016.

●	Nearing the completion of construction at our Texas pharmacy with plans to register with the FDA and begin operations as an outsourcing facility during the second quarter 2016.

Mark L. Baum, Chief Executive Officer of Imprimis, stated, “We are pleased with the record growth in the fourth quarter and for the full year of 2015. Following the recent completion of our $12 million capital raise in March, we believe we are well positioned to execute our business strategy as we work with payors, both public and private, to expand our Imprimis Cares program. During 2016, we look forward to furthering our current market share within key therapeutic areas and also introducing new formulations that we believe provide patients with high quality and lower cost drug choices. With the expected opening of our FDA-registered outsourcing facilities in Texas and New Jersey, and the expansion of our Imprimis Cares formulary, we believe 2016 will be another year of setting new records and financial milestones, as we continue our march towards profitability.”

Financial Summary:

Selected highlights regarding operating results for the three months and full year ended December 31, 2015 and for the same periods in 2014 are as follows (in thousands, except per share data):

	For the three months ended December 31, 2015	For the three months ended December 31, 2014
Total Revenues	$3,503	$550
Cost of Sales	1,947	378
Selling & Marketing Expenses	2,041	928
General & Administrative Expenses	4,177	1,924
Research & Development Expenses	33	71
Other Income (Expense), net	(429)	6
Net Loss	$(5,124)	$(2,745)
Net Loss per Common Share	$(0.53)	$(0.30)

	For the year ended December 31, 2015	For the year ended December 31, 2014
Total Revenues	$9,716	$1,660
Cost of Sales	5,206	1,093
Selling & Marketing Expenses	6,496	2,390
General & Administrative Expenses	12,504	8,087
Research & Development Expenses	332	237
Other Income (Expense), net	(1,077)	29
Net Loss	$(15,899)	$(10,118)
Net Loss per Common Share	$(1.66)	$(1.11)

Adjusted EBITDA

In addition to the company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results, provides a more complete understanding of the company’s results of operations and the factors and trends affecting its business. Management believes adjusted EBITDA provides meaningful supplemental information regarding the company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the company’s core operating performance and that may obscure trends in the company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the company’s results. However, adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the company’s competitors.

The company defines adjusted EBITDA as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation, other income (expense) and, if any and when specified, other non-recurring income or expense items. The company believes that the most directly comparable GAAP financial measure to adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of adjusted EBITDA, a non-GAAP measure to the most comparable GAAP measure, net loss, for the three months ended December 31, 2015 (in thousands):

For the three months ended December 31, 2015
Net Loss	$(5,124)
Stock-based compensation	1,124
Non-recurring expenses(1)	442
Interest (income) expense, net	429
Taxes	-
Depreciation	69
Amortization of intangible assets	91
Adjusted EBITDA	$(2,969)

(1)	Non-recurring expense items included certain transactional expenses and expenses related to restructuring the company’s sales and marketing efforts, including severance expenses.

Conference Call and Webcast

The company will hold a conference call and audio-only webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call and webcast will be open to all listeners and a question and answer session will follow the prepared remarks. To participate, dial 877-407-8035 domestically, or 201-689-8035 internationally, approximately 5 to 10 minutes prior to the start of the call. Additionally, you can listen to the event online at http://www.investorcalendar.com/IC/CEPage.asp?ID=174685, as well as at the company’s website at www.imprimispharma.com. If you are unable to participate during the live webcast, the event archive will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=174685 or at the company’s website at www.imprimispharma.com. You may access the teleconference replay by dialing 877-660-6853 domestically or 201-612-7415 internationally, referencing conference 13629827. The replay will be available until April 23, 2016.

ABOUT IMPRIMIS PHARMACEUTICALS

Imprimis Pharmaceuticals, Inc. (NASDAQ: IMMY) is a national leader in the development, production and dispensing of novel compounded pharmaceuticals. The company’s two business programs, Imprimis Cares™ and Custom Compounding Choice™, focus on patient outcomes and affordability by offering high quality custom compounded drugs in all 50 states. Headquartered in San Diego, California, Imprimis owns and operates four dispensing facilities located in California, Texas, New Jersey and Pennsylvania. For more information about Imprimis, please visit the corporate website at www.ImprimisPharma.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward looking statements.” Forward looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include risks and uncertainties related to Imprimis’ ability to make commercially available its compounded formulations and technologies in a timely manner or at all; physician interest in prescribing its formulations; risks related to its compounding pharmacy operations; its ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of its formulations; its ability to obtain intellectual property protection for its assets; its ability to accurately estimate its expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for its technologies and formulations; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Imprimis’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Imprimis undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

All Imprimis compounded formulations may only be prescribed pursuant to a physician prescription for an individually identified patient consistent with federal and state laws governing compounded drug formulations.

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Source: Imprimis Pharmaceuticals, Inc.

Investor Contact

Bonnie Ortega

bortega@imprimispharma.com

858.704.4587

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